Exhibit 10.39

Bioventus LLC 4721 Emperor Blvd., Suite 100 Durham, NC 27703 USA	1-919-474-6700 1-800-396-4325 www.BioventusGlobal.com

March 12, 2020

Ken Reali

Re: Employment Offer

Dear Ken,

I am pleased to offer you employment at Bioventus LLC (“Bioventus”or the “Company”) on the terms set forth in this offer letter agreement (the “Agreement”). This Agreement will be effective on April 20, 2020 or a mutually agreed upon date and is contingent upon approval of the Board of Managers of Bioventus (the “Board”), favorable background checks and drug screen results, and the execution of the enclosed Proprietary Information, Inventions, Non-Solicitation and Non-Compete Agreement and satisfactory review of any non-compete clauses in contracts from past employment.

Employment and Duties

You will be employed in the role of Chief Executive Officer and you shall perform the duties of this role as are customary and as may be required by Bioventus. You will report to the Board and you will be based at the headquarters of Bioventus currently located in Durham, NC.

You shall have such duties and responsibilities, commensurate with your position, as may be reasonably assigned to you from time to time by the Board, or which are in accordance with the delegations of authority set out by the Board.

During your employment with Bioventus, you will devote your full-time best efforts and business time and attention to the business of Bioventus.

At-Will Employment Relationship

You may terminate your employment with Bioventus at any time and for any reason whatsoever simply by notifying Bioventus. Likewise, Bioventus may terminate your employment at any time, with or without Cause, and with or without advance notice. Your employment at-will status can only be modified in a written agreement approved by Bioventus and signed by you and a duly authorized member of Bioventus.

Base Salary, Signing Bonus, and Employee Benefits

Your base salary will be paid at the annual rate of $615,000 less payroll deductions and withholdings. You will be paid your base salary on a bi-weekly basis, on Bioventus’ normal payroll schedule. You will be reimbursed for expenses that are normal and customary for your role and follow applicable Bioventus policies. As an exempt salaried employee, you will be required to work Bioventus’ normal business hours, and such additional time as appropriate for your work assignments and position. You will not be eligible for overtime premiums.

You will also be eligible to receive a grant of 417,804 Phantom Profits Interest Units within 30 days of your start date and a copy of the plan will be made available for your review.

Ken Reali

March 12, 2020

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You will be eligible to participate in Bioventus’ health and welfare, group insurance, retirement and other employee benefit plans, programs and arrangements (pursuant to the terms and conditions of the benefit plans and applicable policies) as are made generally available from time to time to executives of the Company.

You will be eligible for twenty-five days of vacation per year. For 2020, your vacation will be prorated to 18 days.

Annual Performance Bonus and Merit Planning

In this position, you will be eligible to participate in the Bioventus Executive Non-Commercial Annual Incentive Plan or any sub-plan thereof or any other bonus program as determined by the Company and/or Bioventus from time to time (the “Executive Non-Commercial Annual Incentive Plan”) at an annual target of one hundred percent (100%) of your annual base salary (the “Annual Incentive Plan”). For the 2020 plan year your payment will be prorated based on your length of employment with Bioventus. The Plan may include components of your personal performance as well as Bioventus’ business objectives. The terms and conditions of your Annual Incentive Plan will be set forth in the Plan documents.

Your performance will be reviewed on a yearly basis by the Board. At that time, your salary will be reviewed along with your performance to determine any adjustment to your base salary.

Relocation

This offer will require that you relocate to Raleigh/Durham area. Bioventus will pay a one-time lump sum payment of $225,000 (gross) within thirty (30) days of hire to cover the sale of your home in , transportation and storage of household goods, and purchase a home in the Raleigh/Durham area. You will also be allowed additional support for up to 6 months for temporary living of no more than $25,000.

Within 24 months after signing this offer, if for any reason you voluntarily resign or your employment at Bioventus is terminated for cause, it is understood that you will reimburse the company for the cost of relocation that was paid to you on a prorated basis. For purpose of this provision, “Cause” is defined below under Certain Definitions.

Certain Definitions

For purposes of this Agreement, the following definitions will apply:

(1) Definition of Change in Control. A “Change in Control” shall mean the first to occur of any of the following: (A) any “person”(as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) (other than persons who are owners of the Company on the Effective Date or its affiliates or permitted transferees) becomes a “beneficial owner”(as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of interests in the Company representing more than 50% of the voting power of the then outstanding interests in the Company; provided that a Change in Control shall not be deemed to occur as a result of a change of ownership resulting from the death of an owner, and a Change in Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another company and in which the owners of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, interests entitling such owners to more than 50% of all votes to which all owners of the parent company would be entitled in the election of members (without consideration of the rights of any class of membership interests to elect members by a separate class vote); or (B) the consummation of (i) a merger or consolidation of the Company with another company where the owners of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, membership interests (or other equity instruments) entitling such persons to more than 50% of all votes to which all owners of the surviving company would be entitled in the election of members (without consideration of the rights of any class of membership interests to elect members by a separate class vote); (ii) a sale or other disposition of all or substantially all of the assets of the Company; or (iii) a liquidation or dissolution of the Company; or (C) during any 12-month period, a majority of the members of the Company’s Board is replaced by individuals whose appointment or election is not endorsed by a majority of the members of the Company’s Board immediately prior to the date of appointment or election.

Ken Reali

March 12, 2020

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(2) Definition of Cause. “Cause”for the Company to terminate your employment shall exist if any of the following occurs: (A) your being convicted (including a guilty plea or plea of nolo contendere) of any felony or any other crime involving fraud, violence or dishonesty; (B) your commission of or participation in a fraud or act of dishonesty or misrepresentation against the Company; (C) your material violation of any written and fully executed contract or agreement between you and the Company, including without limitation, breach of your Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement (the “Proprietary Information Agreement”); (D) your gross negligence or willful misconduct; (E) your continued and substantial failure to perform your duties to the Company set forth herein at a level commensurate with your position; or (F) your violation of any material policies, practices, or procedures of Bioventus.

(3) Definition of Good Reason. “Good Reason” for you to terminate your employment shall mean the occurrence of any one of the following events without either (x) your express prior written consent or (y) full cure within 30 days after you give written notice to the Company: (i) material diminution in duties or responsibilities; (ii) a material reduction in your salary, except for across-the-board salary reductions similarly affecting all senior executive officers of the Company; (iii) the relocation of your principal office, or principal place of employment, to a location more than fifty (50) miles from the location of your principal office or principal place of business as of the Effective Date; or (iv) a failure to pay you earned compensation; provided however, that no event shall constitute grounds for a Good Reason termination unless you provide written notice to the Company of the event or condition purported to constitute Good Reason within 90 days of the initial existence of such event or condition and you terminate your employment within sixty days after such notice is provided.

Severance Benefits

(1)

If, at any time, the Company terminates your employment without Cause, other than as a result of your death or disability, then you shall receive the following severance benefits (the “Severance Benefits”): (i) twelve (12) months of your base salary in effect on the effective date of termination (the “Termination Date”), less applicable taxes and withholdings and shall be made in a lump sum payment within 60 days of the Termination Date; (ii) one hundred percent (100%) of your target Annual Bonus, paid within 60 days following the Termination Date; (iii) if you timely elect continued coverage under federal COBRA laws or comparable state insurance laws (“COBRA”), then the Company shall pay the COBRA premiums necessary to continue your medical and dental insurance coverage in effect for yourself and your eligible dependents beginning the first month following your termination date for twelve (12) months of such coverage (provided that such COBRA reimbursement shall terminate on such earlier date as you are no longer eligible for COBRA coverage or you become eligible for group health insurance benefits through a new employer).

Ken Reali

March 12, 2020

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(2)

If, at any time, you terminate your employment for Good Reason during the two-year period following a Change in Control, then you shall receive the following severance benefits (the “CIC Severance Benefits”): (i) eighteen (18) months of your base salary in effect on the effective date of termination (the “Termination Date”), less applicable taxes and withholdings and shall be made in a lump sum payment within 60 days of the Termination Date; (ii) eighteen (18) months of your target Annual Bonus paid at target and paid within 60 days following the Termination Date; (iii) if you timely elect continued coverage under federal COBRA laws or comparable state insurance laws (“COBRA”), then the Company shall pay the COBRA premiums necessary to continue your medical and dental insurance coverage in effect for yourself and your eligible dependents beginning the first month following your termination date for eighteen (18) months of such coverage (provided that such COBRA reimbursement shall terminate on such earlier date as you are no longer eligible for COBRA coverage or you become eligible for group health insurance benefits through a new employer).

(3)

Your receipt of the Severance Benefits or CIC Severance Benefits, as applicable, is conditional upon (a) your continuing to comply with your obligations under your Proprietary Information Agreement; and (b) your executing and delivering an effective, general release of all known and unknown claims in favor of Bioventus, in the Company’s customary form within 45 days following the Termination Date (and not revoking the release).

Section 409A

Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein shall either be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (together with the Department of Treasury Regulations and other guidance thereunder, “Section 409A”) or shall comply with the requirements of such provision. After the Termination Date, you shall have no duties or responsibilities that are inconsistent with having a “separation from service”(within the meaning of Section 409A) as of the Termination Date and, notwithstanding anything in the Agreement to the contrary, distributions upon termination of employment of nonqualified deferred compensation may only be made upon a “separation from service”(as determined under Section 409A) and such date shall be the Termination Date for purposes of this Agreement. Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A. In no event may you, directly or indirectly, designate the calendar year of any payment to be made under this Agreement which constitutes a “nonqualified deferral of compensation”(within the meaning of Section 409A) and to the extent an amount is payable within a time period, the time during which such amount is paid shall be in the discretion of Bioventus. To the extent that any reimbursements are taxable to you, any such reimbursement payment due to you shall be paid to you on or before the last day of the calendar year following the taxable year in which the related expense was incurred. The reimbursements are not subject to liquidation or exchange for another benefit and the amount of such reimbursements that you receive in one taxable year shall not affect the amount of such reimbursements that you receive in any other taxable year. Notwithstanding any provision to the contrary in this Agreement, if you are deemed at the time of your separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the termination benefits to which you are entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of your termination benefits shall not be provided to you prior to the earlier of (A) the expiration of the six-month period measured from the date of your “separation from service” with the Company or (B) the date of your death; upon the earlier of such dates, all payments deferred pursuant to this sentence shall be paid in a lump sum to you, and any remaining payments due under the Agreement shall be paid as otherwise provided herein.

Ken Reali

March 12, 2020

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Compliance with Proprietary Information Agreement and Bioventus Policies

You and the Company acknowledge and agree that you are a party to that certain Proprietary Information, Inventions, Non-Solicitation, and Non-Competition Agreement with Bioventus (the “Proprietary Information Agreement”) which prohibits unauthorized use or disclosure of Bioventus’ proprietary information and contains certain post-employment non-competition and non-solicitation obligations, among other obligations, and that the Proprietary Information Agreement remains in full force and effect; provided that for purposes of the Proprietary Information Agreement on and following the IPO the terms “Company” and “Bioventus” will mean, collectively, Bioventus LLC and Bioventus Inc. In addition, you are expected to comply with the Proprietary Information Agreement and that you will abide by Bioventus’ Code of Conduct and Bioventus’ policies, as may be changed from time to time at Bioventus’ sole discretion.

Non-Disparagement

During and after your employment, you and Bioventus agree not to make any statement that criticizes, ridicules, disparages, or is otherwise derogatory of the other or is reasonably likely to be harmful to you or Bioventus, or to your or Bioventus’ respective businesses, business reputations or personal reputations; provided, however, that nothing in this Agreement shall restrict either party from making truthful statements (a) when required by law, subpoena, court order or the like; (b) when requested by a governmental, regulatory, or similar body or entity; (c) in confidence to a professional advisor for the purpose of securing professional advice; (d) in the ordinary course of performing your or its duties during your employment; (e) from rebutting any statement made or written about you or it; or (f) from making normal competitive statements about Bioventus’ business or products.

Outside Activities

Throughout your employment with Bioventus, you may engage in civic and not-for-profit activities so long as such activities do not interfere with the performance of your duties hereunder or violate the Bioventus Conflict of Interest Policy. You may also continue to serve on your current Boards and any changes or additions must be reviewed and approved by the Bioventus Board.

Assignment

This Agreement may be assigned by Bioventus to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of Bioventus. Upon such assignment, the rights and obligations of Bioventus hereunder shall become the rights and obligations of such affiliate or successor person. You may not assign your rights or obligations to another entity or person.

Indemnification

You shall be entitled to indemnification to the maximum extent permitted by applicable law and the Bioventus LLC Operating Agreement or Bioventus Inc. Articles of Incorporation or Bylaws, as applicable. At all times during your employment, the Company shall maintain in effect a directors and officers liability insurance policy with you as a covered officer. The Company shall further provide and pay for the defense of any action, arbitration or mediation (collectively, an “Action”) relative to the lawful performance of your duties or in connection with your employment at the Company and the existence of such Action or defense shall not provide grounds for termination of your employment.

Ken Reali

March 12, 2020

Page | 6

Notice of Immunity

Notwithstanding any provision of this Agreement or the Proprietary Information Agreement to the contrary, (i) you shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; (ii) you shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (iii) if you file a lawsuit for retaliation by an employer for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you file any document containing the trade secret under seal; and do not disclose the trade secret, except pursuant to court order.

Section 280G Parachute Payments

Notwithstanding any other provision in this Agreement to the contrary, in the event that any payment or benefit received or to be received by you in connection with a Change in Control or otherwise would be considered an “excess parachute payment” within the meaning of Section 280G of the Code, then such payments and benefits will either be (i) delivered in full or (ii) reduced by the minimum amount necessary so that all of the remaining payments and benefits will not be subject to the excise tax imposed by Section 4999 of the Code, whichever of the foregoing (i) or (ii) results in the greater net after-tax value of payment and benefits to you. All determinations regarding the application of this paragraph shall be made by an accounting firm or consulting group with experience in performing calculations regarding the applicability of Sections 280G and 4999 of the Code selected by the Company, and all associated costs will be borne by the Company.

Compensation Recovery Policy

You acknowledges and agree that, to the extent the Company adopts any clawback or similar policy pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act or otherwise, and any rules and regulations promulgated thereunder, you will take all action necessary or appropriate to comply with such a clawback policy (including, without limitation, entering into any further agreements, amendments or policies necessary or appropriate to implement and/or enforce such policy).

Miscellaneous

This Agreement, together with your Proprietary Information Agreement and all applicable equity award agreements, forms the complete and exclusive statement of your employment agreement with Bioventus Changes in your employment terms, other than those changes expressly reserved to Bioventus’ discretion in this Agreement, require a written modification approved by Bioventus. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and Bioventus, and inure to the benefit of both you and Bioventus, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be construed and enforced in accordance with the laws of the State of North Carolina without regard to conflicts of law principles. The parties hereby irrevocably submit to the jurisdiction of the state and federal courts of North Carolina located in or about Raleigh and waive any claim or defense of inconvenient or improper forum or lack of personal jurisdiction under any applicable law or decision. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile or pdf signatures shall be equivalent to original signatures.

Ken Reali

March 12, 2020

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I am very pleased to offer you this position at Bioventus. If you accept employment at Bioventus under the terms describe above please forward your acceptance within the next 5 days. I would be happy to discuss any questions that you may have about the terms of the offer. It will be a pleasure to work with you and create the future of Bioventus.

Sincerely,

/s/ William A. Hawkins
William A. Hawkins
Chairman of the Bioventus Board of Managers

Understood and Accepted:

/s/ Ken Reali	3/14/2020
Ken Reali	Date

Ken Reali

March 12, 2020

Page | 8

PROPRIETARY INFORMATION, INVENTIONS,

NON-SOLICITATION, AND NON-COMPETITION AGREEMENT

In consideration of my initial offer of employment, by Bioventus LLC, its subsidiaries, parents, affiliates, successors and assigns (together, the “Company”) and the compensation paid to me, I hereby enter into this Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement (the “Agreement”) and agree as follows:

1.	NONDISCLOSURE.

1.1 Recognition of Company’s Rights. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose or use any of the Company’s Proprietary Information (defined below), except as such disclosure or use may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company. I will take all reasonable precautions to prevent the inadvertent or accidental disclosure of Proprietary Information.

1.2 Proprietary Information. The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company, its affiliates, parents and subsidiaries, whether having existed, now existing, or to be developed during my employment. By way of illustration but not limitation, “Proprietary Information” includes (a) trade secrets, inventions, ideas, processes, formulas, discoveries, developments, designs and techniques and any other proprietary technology and all Proprietary Rights (defined below) therein (hereinafter collectively referred to as “Inventions”); (b) information regarding research, development, new products, marketing and selling, business plans, budgets and financial statements, licenses, prices and costs, discounts, credit terms, pricing and billing policies, quoting procedures, methods of obtaining or conducting business, forecasts, future plans and potential strategies, financial projections and business strategies, operational plans, financing and capital-raising plans, activities and agreements, internal services and operational manuals, suppliers and supplier information, and purchasing; (c) information regarding customers and potential customers of the Company, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by the Company, proposals, bids, contracts and their contents and parties, the type and quantity of products and services provided or sought to be provided to customers and potential customers of the Company and other related non-public information; (d) information regarding any of the Company’s business partners and their services, including names; representatives, proposals, bids, contracts and their contents and parties, the type and quantity of products and services received by the Company, and other related non-public information; (e) information regarding personnel, employee lists, and employee skills; and (f) any other non-public information which a competitor of the Company could use to the competitive disadvantage of the Company. Notwithstanding the foregoing, I am free to use information which is generally known in the trade or industry through no breach of this Agreement or other act or omission by me. If an additional time limitation on this restriction is required in order for it to be enforceable then this restriction shall be limited to a period of two years following the termination of my employment for any information that does not qualify as a trade secret. Trade secret information will remain protected at all times and nothing herein shall be construed to reduce or diminish the applicability of trade secret protections, statutory or common law, that apply to the Company’s trade secrets independent from this Agreement.

1.3 Third Party Information. I understand that the Company has received and in the future will receive from third parties confidential and/or proprietary knowledge or information (“Third Party Information”). During my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

Ken Reali

March 12, 2020

Page | 9

1.4 Protected Conduct. I acknowledge and agree that if I am compelled to disclose information via court order, subpoena, or other legal mandate, I will give the Company as much written notice as possible under the circumstances, will refrain from use or disclosure for as long as the law allows, and will cooperate with the Company to protect such information, including taking every reasonable step to protect against unnecessary disclosure. However, nothing in this Agreement, including the foregoing, prevents me from communicating with the EEOC, the SEC, the DOL, or any other governmental authority, making a report in good faith and with a reasonable belief of any violations of law or regulation to a governmental authority, or cooperating with or participating in a legal proceeding relating to such violations.

1.5 Notice Under the 2016 Defend Trade Secrets Act. I acknowledge that I am hereby provided notice that under the 2016 Defend Trade Secrets Act (DTSA): (1) no individual (consultant, contractor or employee) will be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret (as defined in the Economic Espionage Act) that: (A) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and, (2) an individual (consultant, contractor or employee) who pursues a lawsuit for retaliation for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document contain the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

2.	ASSIGNMENT OF INVENTIONS.

2.1 Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit A a complete list of all Inventions that I have, alone or jointly with others, conceived or developed prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties, and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If no such disclosure is attached, I represent that there are no Prior Inventions. I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.

2.2 Assignment of Inventions. Subject to Subsection 2.3, I do hereby assign to the Company all my right, title and interest in and to all Inventions (and all Proprietary Rights with respect thereto) made or conceived or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions.” The term “Proprietary Rights” shall mean all trade secrets, patents, copyrights, trademarks and other intellectual property rights throughout the world.

2.3 Unassigned or Nonassignable Inventions. This Agreement does not apply to an Invention which qualifies fully as a nonassignable invention under: North Carolina Statute §§ 66.57.1 and 66.57.2; California Labor Code §2870; Delaware Code Title 19 Section 805; Illinois 765ILCS1060/1-3, “Employees Patent Act”; Kansas Statutes Section 44-130; Minnesota Statutes 13A Section 181.78; Utah Code Sections 3439-1 through 34-39-3, “Employee Inventions Act”; Washington Rev. Code, Title 49 RCW: Labor Regulations Chapter 49.44.140. I have reviewed the notification in paragraph 3 of Exhibit A and agree that my signature acknowledges receipt of the notification.

Ken Reali

March 12, 2020

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3.	NON-SOLICITATION. During my employment and for a period of twelve (12) months following the termination of my employment with the Company for any reason, I shall not, directly or indirectly:

3.1 solicit or attempt to solicit any Contractor (defined below) of the Company where such solicitation would interrupt or impede the Company’s relationship with such Contractor;

3.2 solicit or attempt to solicit any Customer (defined below) to terminate, diminish, or materially alter in a manner harmful to the Company its relationship with the Company for any purpose, including, but not limited to, the purpose of associating with or becoming a Customer of a Competing Business (defined below); or

3.3 solicit or attempt to solicit, any Contractor to terminate, diminish, or materially alter in a manner harmful to the Company its relationship with the Company for any purpose, including, but not limited to, the purpose of associating with or becoming a contractor of a Competing Business.

3.4 If the choice of law provision in Section 6.1 is deemed not to apply: the provisions in Sections 3.1, 3.2, and 3.3 shall only apply to employees residing in California to the extent such employee’s conduct is aided by the use or disclosure of the Company’s trade secrets (as defined by California law); the provisions in Sections 3.1, 3.2, and 3.3. shall only apply within the Restricted Area (as defined below) for employees residing in Arizona; and for employees residing in Louisiana, the provisions in Sections 3.1, 3.2, and 3.3 shall only apply within the Restricted Area (defined below).

3.5 For purposes of this Agreement, a “Customer” is any person or entity who or which, at any time during the Look Back Period (as defined below): (i) (a) was in direct contact with me; (b) was an entity as to which I supervised the Company’s business dealings; or (c) was an entity about which I acquired Proprietary Information, and that contracted for or received from the Company any product, service or process; or (ii) was solicited by the Company or in consideration or planning to be solicited by the Company in an effort in which I was involved or as to which I acquired Proprietary Information. If the choice of law provision in Section 6.1 is deemed not to apply: for employees in Nebraska, the definition of “Customer” is limited to Section 3.5(i)(a); and for employees in Oklahoma, “Customer” shall be further limited to the Company’s established customers (a customer will be presumed to be “established” where actual sales and/or services have occurred or been performed in the preceding year and/or where there is an active proposal for sales or services pending as of the date employee’s employment with Company ends).

3.6 For purposes of this Agreement, “Contractor” shall mean consultants or independent contractors with whom the Company had a contractual relationship during the Look Back Period and as to which I (a) had material contact or (b) received Proprietary Information during the Look Back Period. If the choice of law provision in Section 6.1 is deemed not to apply, for employees in Nebraska, the definition of “Contractor” is limited to Section 3.6(a).

3.7 For purposes of this Agreement, “Conflicting Services” means any product, service, or process of any person or organization other than the Company that directly competes with a product, service, or process offered by the Company as to which I had material involvement or about which I acquired Proprietary Information during the Look Back Period.

Ken Reali

March 12, 2020

Page | 11

3.8 For purposes of this Agreement, “Competing Business” means a person or entity in the business of providing Conflicting Services.

3.9 For purposes of this Agreement: (a) for sales employees, “Restricted Area,” means such employee’s assigned sales territory during the Look Back Period and/or the geographic area as to which such employee supervised sales activities during the Look Back Period; and (b) for all other employees, “Restricted Area” means the United States, including the State of North Carolina. If the choice of law provision in Section 6.1 is deemed not to apply, for employees in Louisiana, Restricted Area refers to the parishes within Louisiana and the counties outside of Louisiana that are identified in Exhibit D.

3.10 For purposes of this Agreement, “Look Back Period” means the one (1) year period immediately prior to the date my employment with the Company ends (whatever the cause) or such shorter period as I have been employed.

4.

NON-INTERFERENCE. During the period of my employment with the Company and for twelve (12) months thereafter, I shall not, directly or indirectly, solicit or attempt to solicit, any person known to me to be an employee of the Company to terminate his or her employment or other relationship with the Company for any purpose whatsoever.

5.

NON-COMPETE PROVISION. I agree that for the one (1) year period after the date my employment ends for any reason, I will not, directly or indirectly, as an officer, director, employee, consultant, owner, partner, or in any other capacity, solicit, perform, or provide, or attempt to perform or provide, services that are the same or similar in function or purpose to the services I provided the Company during the Look Back Period to a Competing Business in the Restricted Area. If the choice of law provision in Section 6.1 is deemed not to apply, the foregoing provision shall not apply to employees residing in California, Oklahoma, and North Dakota. Further, the foregoing provision shall not apply, regardless of where said employee resides, to individuals who are hourly, non-exempt employees of the Company.

6.	GENERAL PROVISIONS.

6.1 Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of North Carolina as such laws are applied to agreements entered into and to be performed entirely within North Carolina between North Carolina residents. I hereby expressly consent to the personal jurisdiction and exclusive and mandatory venue of the state and federal courts located in North Carolina for any lawsuit arising from or related to this Agreement.

6.2 Severability. In case any one or more of the provisions, subsections, or sentences contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it (where allowed by applicable law), so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

6.3 Employment At-Will. I agree and understand that nothing in this Agreement shall change my at-will employment status or confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause or advance notice.

Ken Reali

March 12, 2020

Page | 12

6.4 Advice of Counsel. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

6.5 Entire Agreement. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my employment status, duties, salary or compensation will not affect the validity or scope of this Agreement.

6.6 Notice to New Employer. I will provide a copy of this Agreement to any person, firm, association, or corporation that I intend to be employed by, associated with, or provide consulting services for in order to insure compliance with this Agreement. I understand that both the Company and I have the right to provide another party an opinion about interpretation and/or application of this Agreement; I consent to such communications, and agree not to assert a claim of wrongdoing by the Company as a result of such a communication.

6.7 Tolling. If I fail to comply with a timed restriction in this Agreement, the time period for that will be extended by one day for each day I am found to have violated the restriction, up to a maximum of one (1) year. This provision shall not apply to employees residing in Georgia or Wisconsin if the choice of law provision in Section 6.1 is deemed not to apply.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT A TO THIS AGREEMENT.

/s/ Ken Reali
Ken Reali

ACCEPTED AND AGREED TO:

Bioventus LLC

/s/ Leigh Ann Stradford
By:	Leigh Ann Stradford
Title:	SVP and Chief Human Resources Officer

Ken Reali

March 12, 2020

Page | 13

EXHIBIT A

PREVIOUS INVENTIONS

TO:	BIOVENTUS LLC

FROM:	Ken Reali

DATE:	March 12, 2020

SUBJECT:	Previous Inventions

1. Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Bioventus, LLC (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☐	No inventions or improvements.

☐	See below:

☐	Additional sheets attached.

2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship
1.
2.
3.

☐	Additional sheets attached.

Ken Reali

March 12, 2020

Page | 14

3. Limited Exclusion Notification.

NOTICE TO NORTH CAROLINA, DELAWARE, ILLINOIS, AND KANSAS RESIDENTS: THIS IS TO NOTIFY you in accordance with North Carolina General Statute Sections 66.57.1 and 66.57.2; Delaware Code Title 19 Section 805; Illinois 765ILCS1060/1-3, “Employees Patent Act”; and Kansas Statutes Section 44-130, that the foregoing Agreement between you and the Company does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company’s equipment, supplies, facilities or trade secret information except for those inventions that either:

a.	Relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or

b.	Result from any work performed by you for the Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable. You shall have the burden of establishing that any invention is excluded from assignment to the Company by the preceding paragraph.

This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

NOTICE TO MINNESOTA RESIDENTS: Notification is hereby given pursuant to Minnesota Statutes 13A Section 181.87 that no provision in this Agreement requires you to assign any of your rights to an invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on your own time, and (a) which does not relate (i) directly to the business of the Company, or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) which does not result from any work performed by you for the Company.

NOTICE TO WASHINGTON RESIDENTS: Notification is hereby given pursuant to Washington Revised Code, Title 49 RCW: Labor Regulations Chapter 49.44.140, that no provision in this Agreement applies to an Invention for which no equipment, supplies, facility, or trade secret information of Company was used and which was developed entirely on your own time, unless (a) the invention relates (i) directly to the business of Company or (ii) to Company’s actual or demonstratively anticipated research or development, or (b) the invention results from any work performed by you for Company.

NOTICE TO CALIFORNIA RESIDENTS: Notification is hereby given pursuant to California Labor Code Section 2870, that the assignment of invention provisions in this Agreement do not apply to an invention that was developed entirely on an employee’s own time without using the Company’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) relate at the time of conception or reduction to practice of invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) result from any work performed by the employee for the employer.

NOTICE TO UTAH RESIDENTS: Notification is hereby given pursuant to Utah Code Sections 3439-1 through 34-39-3, that no provision in this Agreement requires you to assign any of your rights to an invention which was created entirely on your own time, and which is not (a) conceived, developed, reduced to practice, or created by you (i) within the scope of your employment with the Company, (ii) on the Company’s time, or (iii) with the aid, assistance, or use of any of the Company’s property, equipment, facilities, supplies, resources, or patents, trade secrets, know-how, technology, confidential information, ideas, copyrights, trademarks and service marks and any and all rights, applications and registrations relating to them, (b) the results of any work, services, or duties performed by you for the Company, (c) related to the industry or trade of the Company, or (d) related to the current or demonstrably anticipated business, research, or development of the Company.

Ken Reali

March 12, 2020

Page | 15

2020

BIWEEKLY PAYROLL

SCHEDULE

Payroll Payment Date	OT Eligible Employees (Begin/End)		Non-OT Eligible Employees (Begin/End)		Monthly Commission Distribution for Sales Representatives
1/10/2020	12/22/2019	1/4/2020	12/29/2019	1/11/2020
1/24/2020	1/5/2020	1/18/2020	1/12/2020	1/25/2020	P12 Commissions
2/7/2020	1/19/2020	2/1/2020	1/26/2020	2/8/2020
2/21/2020	2/2/2020	2/15/2020	2/9/2020	2/22/2020	P1 Commissions
3/6/2020	2/16/2020	2/29/2020	2/23/2020	3/7/2020
3/20/2020	3/1/2020	3/14/2020	3/8/2020	3/21/2020	P2 Commissions
4/3/2020	3/15/2020	3/28/2020	3/22/2020	4/4/2020
4/17/2020	3/29/2020	4/11/2020	4/5/2020	4/18/2020	P3 Commissions
5/1/2020	4/12/2020	4/25/2020	4/19/2020	5/2/2020
5/15/2020	4/26/2020	5/9/2020	5/3/2020	5/16/2020	P4 Commissions
5/29/2020	5/10/2020	5/23/2020	5/17/2020	5/30/2020
6/12/2020	5/24/2020	6/6/2020	5/31/2020	6/13/2020
6/26/2020	6/7/2020	6/20/2020	6/14/2020	6/27/2020	P5 Commissions
7/10/2020	6/21/2020	7/4/2020	6/28/2020	7/11/2020
7/24/2020	7/5/2020	7/18/2020	7/12/2020	7/25/2020	P6 Commissions
8/7/2020	7/19/2020	8/1/2020	7/26/2020	8/8/2020
8/21/2020	8/2/2020	8/15/2020	8/9/2020	8/22/2020	P7 Commissions
9/4/2020	8/16/2020	8/29/2020	8/23/2020	9/5/2020
9/18/2020	8/30/2020	9/12/2020	9/6/2020	9/19/2020	P8 Commissions
10/2/2020	9/13/2020	9/26/2020	9/20/2020	10/3/2020
10/16/2020	9/27/2020	10/10/2020	10/4/2020	10/17/2020	P9 Commissions
10/30/2020	10/11/2020	10/24/2020	10/18/2020	10/31/2020
11/13/2020	10/25/2020	11/7/2020	11/1/2020	11/14/2020
11/25/2020	11/8/2020	11/21/2020	11/15/2020	11/28/2020	P10 Commissions
12/11/2020	11/22/2020	12/5/2020	11/29/2020	12/12/2020
12/23/2020	12/6/2020	12/19/2020	12/13/2020	12/26/2020	P11 Commissions